Exhibit 99.1

PACIFIC ENERGY PARTNERS, L.P.
5900 Cherry Avenue
Long Beach, California 90805

Contact:	Aubrye Harris

    News Release

Manager, Investor Relations 562/728-2871 562/728-2881 (FAX)
aharris@PacificEnergy.com

New York Stock Exchange (PPX)

FOR IMMEDIATE RELEASE

PACIFIC ENERGY PARTNERS, L.P. REPORTS OIL RELEASE

ON ITS LINE 63 PIPELINE

Long Beach, California, March 23, 2005….Pacific Energy Partners, L.P. (NYSE:PPX) reported that at approximately 1:10 pm today, its operations control center in Long Beach, California became aware of an oil release on its Line 63 pipeline from Bakersfield to Los Angeles.  The pipeline is owned by Pipeline System LLC (“PPS”), a wholly owned subsidiary of Pacific Energy.  The location of the release was approximately one mile east of Interstate 5, south of the Vista Del Lago exit, in northern Los Angeles County.

The release was likely caused by a landslide resulting from the recent heavy rainfall.  The pipeline was immediately shut down and the spill location isolated by closing valves to minimize the amount of oil released.  Approximately 1,000 barrels (42,000 gallons) were released into Posey Canyon and entered a cove in Pyramid Lake.  Containment booms are in place to isolate and contain the oil.  Personnel from PPS are at the location, along with emergency response personnel, and are coordinating the response with local agencies.  PPS is positioned to begin oil recovery and clean up, and is preparing for the pipeline repair effort.

No injuries to persons or wildlife have been reported and crews will be working through the night.  All appropriate notifications have been made and a unified command has been established with representatives from local, state and federal regulatory and response agencies.

About Pacific Energy:

Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach, California.  Pacific Energy is engaged principally in the business of gathering, transporting, storing and distributing crude oil and other related products in California and the Rocky Mountain region, including Alberta, Canada.  Pacific Energy generates revenues primarily by transporting crude oil on its pipelines and by leasing capacity in its storage facilities.  Pacific Energy also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.

This news release may include “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements.  Although Pacific Energy believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that may affect Pacific Energy’s operations and financial performance.  Among the factors that could cause results to differ materially are those risks discussed in Pacific Energy’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2004.

For additional information about Pacific Energy, please visit our website at www.PacificEnergy.com.

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